Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Opexa Therapeutics, Inc.	Lippert/Heilshorn & Associates
Lynne Hohlfeld	Kim Sutton Golodetz
(281) 719-3421	(kgolodetz@lhai.com)
(lhohlfeld@opexatherapeutics.com)	(212) 838-3777
Bruce Voss (bvoss@lhai.com) (310) 691-7100

Opexa Reports Year End 2006 Financial Results

THE WOODLANDS, Texas (March 19, 2007) — Opexa Therapeutics, Inc. (NASDAQ: OPXA), a company involved in the development and commercialization of cell therapies, today reported financial results for the year ended December 31, 2006 and provided an update on its progress.

Recent highlights include:

•	More than 110 patients admitted into the Tovaxin™ IIb clinical trial; 100% enrollment of 150 patients expected in the first half of 2007
•	Publication of encouraging clinical data from novel T-cell vaccination therapy for rheumatoid arthritis in Arthritis & Rheumatism

David McWilliams, chief executive officer of Opexa, commented, “This has been an extraordinary year for Opexa, which culminated with the commencement at the end of November of our Phase IIb trial in multiple sclerosis with our lead drug candidate Tovaxin. We have 35 U.S. clinical sites actively recruiting patients and now have more than 110 patients admitted to the trial, which, I believe, speaks to the need for effective, patient-friendly therapies for this debilitating disease.”

McWilliams continued, “We are also pleased with the progress of our other preclinical programs:
•
The clinical data from a 15-patient trial, which demonstrated that a T-cell vaccination therapy for Rheumatoid Arthritis induces regulatory immune responses, was recently published in Arthritis & Rheumatism, This publication of this data is another step forward in our plan to file an IND with the U.S. Food and Drug Administration for this therapy.

•
The initiation of preclinical animal studies of Opexa’s monocyte-derived pancreatic islet cells being conducted at the University of Texas Medical Branch - Galveston. These studies, if successful, will form the foundation for the Company’s preclinical diabetes program.”

“On the financial front, we have cash on hand to take us into 2008 while supporting these projects,” McWilliams added.

Year-to-Date Financial Results
Opexa reported no revenues in the 12 months ended December 31, 2006 or in the comparable prior-year period. General and administrative expenses for the 12 months of 2006 were $5,461,047, compared with $6,259,075 for the 12 months of 2005. The decrease in expenses was due to a combination of factors including a decrease in stock compensation expenses, professional service fees and overhead expenses in 2006.

Research and development expenses were $7,612,932 for the 12 months of 2006, compared with $4,183,356 million for the 12 months of 2005. The increase was primarily due to the costs of the clinical trials for Tovaxin and research and development in support of pre-clinical diabetes stem cell therapies.

Interest expense was $984 for the 12 months ended December 31, 2006, compared with $7,323,851 for the 12 months ended December 31, 2005. Interest expense in the 2005 period was due to notes payable that were then outstanding, which subsequently were converted into equity in June 2005, resulting in acceleration of the amortization of the discount related to the notes.

Interest income was $688,299 for the 12 months of 2006, compared with $81,930 for the 12 months of 2005. The increase was due to the investment of the cash proceeds from the April 2006 equity offering in short term and cash equivalent investments.

The Company recognized a gain on derivative instruments of $104,978 for the 12 months ended December 31, 2006, compared with $3,896,841 for the 12 months ended December 31, 2005. The decrease is a result of the net unrealized (non-cash) change in the fair value of Opexa’s derivative instrument liabilities.

Opexa reported a net loss for the year ended December 31, 2006 of $14,056,407, or ($2.61) per share, compared with a net loss for the year ended December 31, 2005 of $15,517,356, or ($9.90) per share.

Cash and cash equivalents and investments in marketable securities were $14,972,010 as of December 31, 2006. This compares with $2,560,666 as of December 31, 2005.

About Opexa Therapeutics
Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as MS, rheumatoid arthritis, and diabetes. The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company’s lead product, Tovaxin™, a T-cell therapy for multiple sclerosis is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood. The technology allows large quantities of monocyte derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection. The Company is in preclinical development for diabetes mellitus.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to Follow

OPEXA THERAPEUTICS, INC.
(a development stage company)
(formerly PharmaFrontiers Corp.)
CONSOLIDATED BALANCE SHEET

December 31,
2006
Assets

Current assets:
Cash and cash equivalents	$12,019,914
Investment in marketable securities	2,952,096
Other current assets	472,881
Total current assets	15,444,891

Intangible assets, net accumulated amortization of $3,533,569	24,723,203
Property & equipment, net accumulated amortization of $395,284	1,361,377
Total assets	$41,529,471

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$868,862
Stock payable	112,440
Accrued expenses	135,069
Note payable	1,500,000
Current maturity of long term debt	14,080
Derivative liability	6,656,677
Total current liabilities	9,287,128

Long term liabilities:
Loan payable	96,242
Total liabilities	9,383,370

Commitments and contingencies	—

Stockholders' equity:
Convertible preferred stock, no par value, 10,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.50 par value, 100,000,000 shares authorized, 6,696,784 shares issued and outstanding	3,348,351
Additional paid in capital	63,118,180
Deficit accumulated during the development stage	(34,320,430)
Total stockholders' equity	32,146,101
Total liabilities and stockholders' equity	$41,529,471

OPEXA THERAPEUTICS, INC.
(a development stage company)
(formerly PharmaFrontiers Corp.)
CONSOLIDATED STATEMENTS OF EXPENSES
Years ended December 31, 2006 and 2005 and the
Period from January 22, 2003 (Inception) to December 31, 2006

			Inception
			through
	2006	2005	2006
Research and development	$7,612,932	$4,183,356	$12,428,909
General and administrative	5,461,047	6,259,075	14,206,469
Depreciation and amortization	1,818,795	1,735,209	3,818,823
Loss on disposal of assets	2,376	22,810	482,309
Operating loss	(14,895,150)	(12,200,450)	(30,936,510)

Interest income	688,299	81,930	776,221
Other income	46,450	28,174	77,003
Gain on derivative liability	104,978	3,896,841	4,001,819
Interest expense	(984)	(7,323,851)	(8,238,963)
Net loss	$(14,056,407)	$(15,517,356)	$(34,320,430)

Basic and diluted loss per share	$(2.61)	$(9.90)	N/A

Weighted average shares outstanding	5,390,910	1,564,837	N/A